ITEM 77 Q(1)(a)(ii)
FEDERATED SHORT-TERM MUNICIPAL TRUST
Amendment No. 7
to the
Amended & Restated
DECLARATION OF TRUST

Dated April 2, 1999

	THIS Declaration of Trust is amended as follows:

	Delete the paragraph of Section 5, Establishment and Designation of Series or Class of Article III, Beneficial Interest , in its entirety and replace with the following:

Section 5.	Establishment and Designation of Series or Class.

	Without limiting the authority of the Trustees set forth in
Article XII, Section 8, inter alia, to establish and designate any additional series or class or to modify the rights and preferences of any existing Series or Class, the series shall be, and is established and designated as:

Federated Short-Term Municipal Trust
Class A Shares
Institutional Service Shares
Institutional Shares

	The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 7th day of June, 2006.
	WITNESS the due execution hereof this 7th day of June, 2006.

/s/ John F. Donahue
John F. Donahue		Peter E. Madden

		/s/ Charles F. Mansfield, Jr.
Thomas G. Bigley		Charles F. Mansfield, Jr.

/s/ John T. Conroy, Jr.		/s/ John E. Murray, Jr.
John T. Conroy, Jr.		John E. Murray, Jr.

/s/ Nicholas P. Constantakis		/s/ Marjorie P. Smuts
Nicholas P. Constantakis		Marjorie P. Smuts


John F. Cunningham		John S. Walsh

/s/ J. Christopher Donahue		/s/ James F. Will
J. Christopher Donahue		James F. Will


Lawrence D. Ellis, M.D.